Exhibit T3A-22

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “COLUMBIA CARE - ARIZONA, PRESCOTT DE, L.L.C.” , FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF MAY, A.D. 2013, AT 4:25 O’CLOCK P.M.

		/s/ Jeffrey W. Bullock
		Jeffrey W. Bullock, Secretary of State
5336678	8100	AUTHENTICATION:	0443303
130607066		DATE:	05-17-13

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:52 PM 05/17/2013 FILED 04:25 PM 05/17/2013 SRV 130607066 - 5336678 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Columbia Care - Arizona, Prescott DE, L.L.C.

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of wilmington Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is       .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 17th day of May, 2013.

By:	/s/ Charles Morrow
Authorized Person (s)

Name:	Charles Morrow